Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

RELEASE DATE: October 17, 2013	Colleen M. Brown Chief Financial Officer 412.856.0363

STANDARD FINANCIAL CORP. ANNOUNCES QUARTERLY DIVIDEND PAYMENT AND FOURTH QUARTER AND FISCAL YEAR EARNINGS

Monroeville, Pennsylvania — October 17, 2013 — Standard Financial Corp. (the “Company”) -  (OTCQB: STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended September 30, 2013 of $685,000 or $0.24 per share compared to $579,000 or $0.18 per share for the quarter ended September 30, 2012.  The Company’s annualized return on average assets and average equity were 0.63% and 3.66%, respectively, for the quarter ended September 30, 2013 compared to 0.52% and 2.89%, respectively, for the quarter ended September 30, 2012.

For the fiscal year ended September 30, 2013, net income was $2.9 million or $0.97 per share compared to $3.0 million or $0.93 per share for the fiscal year ended September 30, 2012.  The Company’s return on average assets and average equity were 0.66% and 3.71%, respectively, for the fiscal year ended September 30, 2013 compared to 0.67% and 3.73%, respectively, for the fiscal year ended September 30, 2012.

The Company’s board of directors declared a quarterly cash dividend of $.045 per share of the Company’s common stock.  The dividend will be payable to stockholders of record as of November 1, 2013 and will be paid on November 15, 2013.

Timothy K. Zimmerman, President & CEO, stated, “We are pleased with our quarterly and annual earnings given the very challenging interest rate, regulatory and economic environment that we are working in.  Compression of the interest rate margin is continuing due to record low interest rates and the high volume of customer loan refinancing.  Our focus remains on generating other sources of revenue, controlling expenses and increasing loan production.  We are pleased to report that the delisting of our common stock from the Nasdaq Stock Market and deregistration as a reporting company with the Securities and Exchange Commission went very smoothly.  Our stock now trades on the OTCQB Marketplace, operated by OTC Markets Group.  The reduced expenses with not being a reporting company should help our cost control efforts in the future.”

Net income for the quarter ended September 30, 2013 increased $106,000 or 18.3% compared to the same quarter in the prior year.  The increase was primarily the result of a decrease of $300,000 in the provision for loan losses and an increase in noninterest income of $75,000 or 12.4% partially offset by lower net interest income of $238,000 or 7.5% and higher noninterest expenses of $29,000 or 1.1% for the quarter ended September 30, 2013 compared to the same quarter in the prior year.

Net income for the fiscal year ended September 30, 2013 decreased $74,000 or 2.5% compared to the fiscal year ended September 30, 2012.  The decrease was primarily the result of lower net interest income of $1.1 million or 8.1% and higher noninterest expenses of $463,000 or 4.6% partially offset by a decrease of $825,000 or 68.8% in the provision for loan losses, an increase in noninterest income of $399,000 or 16.6% and lower income tax expense of $211,000 or 17.8% for the fiscal year ended September 30, 2013 compared to the fiscal year ended September 30, 2012.

Net interest income declined to $2.9 million and $11.9 million for the three and twelve months ended September 30, 2013, respectively, from $3.2 million and $13.0 million for the three and twelve months ended September 30, 2012, respectively. The decreases in net interest income for both periods resulted primarily from a lower average yield on interest-earning assets partially offset by a lower average cost of funds.

No provision for loan losses was recorded for the current quarter compared to $300,000 for the quarter ended September 30, 2012.  The provision for loan losses was $375,000 for the fiscal year ended September 30, 2013 compared to $1.2 million for the fiscal year ended September 30, 2012.  Non-performing loans at September 30, 2013 were $2.0 million or 0.68% of total loans compared to $4.0 million or 1.34% of total loans at September 30, 2012.  The allowance for loan losses to non-performing loans was 192.7% at September 30, 2013 compared to 112.7% at September 30, 2012.

Noninterest income totaled $678,000 for the quarter ended September 30, 2013 compared to $603,000 for the quarter ended September 30, 2012 and $2.8 million for the fiscal year ended September 30, 2013 compared to $2.4 million for the fiscal year ended September 30, 2012.  The increases for both periods in noninterest income were due mainly to higher service fee income and higher earnings on bank-owned life insurance.

Noninterest expenses totaled $2.7 million for the quarter ended September 30, 2013 compared to $2.6 million for the quarter ended September 30, 2012 and $10.5 million for the fiscal year ended September 30, 2013 compared to $10.0 million for the fiscal year ended September 30, 2012.  The increase for fiscal year 2013 compared with the prior year was due mainly to expenses relating to stock based awards issued in July 2012.

Standard Financial Corp., with total assets of $436.9 million at September 30, 2013, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Standard Financial Corp.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
OPERATIONS DATA:	2013	2012	2013	2012
Interest and Dividend Income	$3,840	$4,211	$15,741	$17,324
Interest Expense	910	1,043	3,824	4,361
Net Interest Income	2,930	3,168	11,917	12,963
Provision for Loan Losses	—	300	375	1,200
Net Interest Income after Provision for Loan Losses	2,930	2,868	11,542	11,763
Noninterest Income	678	603	2,802	2,403
Noninterest Expenses	2,670	2,641	10,485	10,022
Income before Income Tax Expense	938	830	3,859	4,144
Income Tax Expense	253	251	977	1,188
Net Income	$685	$579	$2,882	$2,956

Earnings Per Share - Basic and Diluted	$0.24	$0.18	$0.97	$0.93
Annualized Return on Average Assets	0.63%	0.52%	0.66%	0.67%
Average Assets	$433,632	$445,385	$435,729	$441,194
Annualized Return on Average Equity	3.66%	2.89%	3.71%	3.73%
Average Equity	$74,857	$80,138	$77,630	$79,249
Net Interest Spread	2.79%	2.93%	2.81%	3.00%
Net Interest Margin	2.91%	3.08%	2.94%	3.15%

	September 30,	September 30,
FINANCIAL CONDITION DATA:	2013	2012
Total Assets	$436,871	$443,432
Cash and Cash Equivalents	15,991	18,774
Investment Securities	93,753	102,677
Loans Receivable, Net	293,664	291,113
Deposits	326,125	330,299
Borrowed Funds	33,086	30,081
Total Stockholders’ Equity	74,557	80,117

Book Value Per Share	$23.96	$23.02
Tangible Book Value Per Share	$21.03	$20.35

Allowance for Loan Losses	$3,875	$4,474
Non-Performing Loans	$2,011	$3,971
Allowance for Loan Losses to Total Loans	1.30%	1.51%
Allowance for Loan Losses to Non-Performing Loans	192.7%	112.7%
Non-Performing Assets to Total Assets	0.60%	1.00%
Non-Performing Loans to Total Loans	0.68%	1.34%